* Confidential treatment has been granted or requested with respect to portions of this exhibit, and such confidential portions have been deleted and separately filed with the Securities and Exchange Commission pursuant to Rule 24b-2 or Rule 406.

                           MANUFACTURING AGREEMENT


THIS MANUFACTURING AGREEMENT is entered into as of May 26, 2000 ("Effective Date"), by and between ENHANCED MEMORY SYSTEMS, a Delaware corporation ("EMS") and HEWLETT-PACKARD COMPANY, a Delaware corporation ("HP").

The parties hereby agree as follows:

1.  Scope Of Agreement

    1.1 General. This Agreement specifies the terms and conditions under which EMS agrees to manufacture and sell the HP Products described in Exhibit A to this Agreement, based on the Specifications provided by HP. EMS will establish separate agreements with HP subcontractors to reflect the terms and conditions agreed to in this document, including
         Sections:  1.1; 2.3, 2.7, 2.10, 2.13, 2.14; 5.1-5.3.1; 5.4-5.6;
         5.7-5.16; 6.1-6.3; 6.5; 7.1; 7.2; 8.1; 8.2; 12.1; 12.2, 16, 17, 18,
         19, 20.1, 20, 24.

    1.2 Eligible Purchasers. This Agreement enables HP, HP Subsidiaries and HP subcontractors or channel partners (listed in Exhibit B) to purchase the HP Products on behalf of HP from EMS under the terms set forth below. Additionally, this Agreement enables other EMS customers, new or existing, to purchase HP Products from EMS.

    1.3 Term of Agreement. This Agreement will commence as of the Effective Date and continue for a 5 (five) year period (the "Term"), unless terminated earlier under the terms of this Agreement.

2.  Definitions

The following capitalized terms will have these definitions for the purposes of this Agreement:

    2.1 "Agreement Coordinator" means the person designated by a party in Exhibit C to act as an overall coordinator for activities performed by that party under this Agreement.

                                   Page-19

    2.2 "Deliverables" mean the Design Documentation, Prototypes, HP Products, Test Reports, Documentation and any other deliverable, specified in Exhibit D, that is delivered by one party to the other under this Agreement.

    2.3 "Delivery Date" means the date specified in an Order for the delivery of HP Products by HP's designated carrier to the destination required under the Order.

    2.4 "Delivery Schedule" means the detailed schedule of milestones with corresponding delivery dates for the design, development and manufacture of the Deliverables, as specified in Exhibit D to this Agreement.

    2.5 "Design Documentation" means the implementation of the design information provided by HP that will be used to create a physical layout of the HP Product as agreed to by both HP and EMS. Design Documentation may include, as applicable and permissible under the terms of EMS confidentiality agreements, Mask Works, Topography and any schematic circuits embodied in software, known as "Verilog Code."

    2.6 "Forecast" means HP's monthly estimate of its manufacturing requirements for the HP Products over a twelve month period.

    2.7 "HP Products" means each of the products described in Exhibit A to be manufactured by EMS based on the Specifications provided in Exhibit A.

    2.8 "Intellectual Property Rights" means all rights in patents, patent applications, copyrights, moral rights, trade secrets, mask works and other similar rights.

    2.9 "Lead Time" means the minimum time between the date an Order is received and the Delivery Date, as set forth in Exhibit E.

   2.10 "Marks" means the trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a party or its products.

   2.11 "Mask Work" means lithographic embodiments of semiconductor chip designs which are created by HP or derived solely from information disclosed by HP, protectable in accordance with the Semiconductor Chip Protection Act of 1984 as amended (17 U.S.C. Section 901, et seq.), but only to the extent that such designs are implemented in the metalization layers of the HP Products, and provided, however, that the term "Mask Works" shall not include designs implementing any one or more base cells or arrays, library elements and cores, test elements, or kerf patterns supplied or licensed by EMS; custom cells; a power distribution network; one or more chip I/O pads, or any modification or combination of the aforesaid supplied or licensed by or for EMS.

                                   Page-20

   2.12 "Nonconforming Products" means any HP Product received by HP that does not comply with the applicable Specifications in Exhibit A.

   2.13 "Orders" means a written or electronic purchase order or release issued by HP to EMS for purchase of the HP Products.

   2.14 "Pre-Existing Intellectual Property" means any trade secret, invention, work of authorship, mask work or protectable design that has been conceived or developed prior to, or outside the performance of, this Agreement.

   2.15 "Prototype" means the pre-production unit of an HP Product, packaged in a production package, and manufactured to a subset of the Specifications.

   2.16 "Requirements" means the HP supplied design and technical information, drawings, concepts, schematics, software and other related material, excluding Specifications, which will be used by EMS in the manufacturing of the HP Product.

   2.17 "Specifications" means those specifications for a HP Product as set forth in Exhibit A and modified in the future by written agreement of both parties.

   2.18 "Subsidiary" means any entity controlled by or in common control with a party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such entity will be considered a subsidiary of a party only as long as such control continues to exist.

   2.19 "Technical Manufacturing Information" means the manufacturing information, manufacturing strategy, process and technology used by EMS or third parties under its control to test or manufacture the HP Products including, but not limited to: (i) specifications, software, schematics, designs, patterns or drawings or other materials pertinent to the most current revision level of manufacturing of the HP Products, [including any Mask Work and Topography information]; (ii) copies of all inspection, manufacturing, test and quality control procedures (iii) jig, fixture and tooling designs; (iv) EMS history files; (v) support documentation; and (vi) any additional technical information or materials.

   2.20 "Test Reports" means the documentation prepared by EMS that includes records of tests conducted and results obtained with respect to Prototypes.

   2.21 "Topography" means the three-dimensional pattern, fixed or encoded, formed by the metallic, insulating and semiconductor material contained in a HP Product.

                                   Page-21

3.  Statement Of Work

    3.1 Statement of Work. EMS shall perform the development and manufacturing services set forth in the Statement of Work, Exhibit F. HP shall perform its obligations as set forth in the Statement of Work, Exhibit F.

    3.2  Development Checklists.  EMS's development checklists
                   **                            shall document the
         development of the HP product.

         3.2.1  **

         3.2.2  **

         3.2.3  **

         3.2.4  **

         3.2.5  **

         3.2.6  **

         3.2.7 Appendix A contains the starting point for the Specification. All additions and changes to the Specification will require written agreement of both parties, which agreement shall not be unreasonably withheld. A complete Specification will be jointly developed by the "EMS Specification" milestone described in Section 3.2.1. Production parts will be delivered to the Specification current at the time the purchase order is placed.

    3.3 Changes. HP may, reasonably, at any time and from time to time, by written notice to EMS, request changes to the part numbers, Specifications, or work scope. EMS will submit a written report to HP setting forth the probable effect, if any, of such requested change on price, payment or delivery. EMS shall not proceed with any change until authorized in writing by HP. The parties shall promptly amend the appropriate attachment to incorporate any agreed changes.

    3.4  Prototypes.  Upon HP' s approval of the Specifications during
              **       as defined in section 3.2 herein:

         3.4.1 EMS will manufacture Prototypes for the HP Product, as defined in Exhibit A.

         3.4.2  EMS will test Prototypes to the level of performance agreed to
                        **        as defined in section 3.2 herein, and
                document the test conducted and the results obtained. The testing will be a subset of the Specifications.

                                   Page-22

         3.4.3 EMS will deliver Prototypes of the HP product the quantity of which is specified in Exhibit D or HP's accepted Purchase Order.

         3.4.4 EMS will deliver to HP complete Test Reports, subject to obligations of confidentiality as set forth in Section 19.

         3.4.5 EMS will process split lots that are targeted to represent the manufacturing process variation. EMS will provide documentation on each lot, which will include parametric data and electrical characterization of the product. This data will compare the process parameter to the key performance parameters.

         3.4.6 HP will provide EMS written notification upon its completion of Prototype design verification "Statement of Functionality," based on performance to the Specifications.

         3.4.7 In the event a Prototype is rejected by HP, EMS will use commercially reasonable efforts to remedy the reasons for rejection in a timely fashion consistent with milestones specified in the Delivery Schedule.

4.  Ownership

    4.1 General. Each party will maintain all right, title and interest in Pre-Existing Intellectual Property, subject to any licenses granted in this Agreement. Ownership of Intellectual Property Rights in any intellectual property developed under this Agreement will be owned by the party or parties whose employees, agents or contractors conceive and either first reduce to practice, author or otherwise create such intellectual property. Neither party will have any duty to account to the other for profits with respect to property jointly owned under this Agreement, and EMS and HP will mutually agree on whether and how to pursue patent protection for any such joint inventions.

    4.2  EMS Rights.

         4.2.1 HP will retain all right, title, and interest, including all Intellectual Property Rights, in and to HP's Requirements for the HP Products.

         4.2.2 EMS will retain all right, title and interest, including all Intellectual Property Rights, in and to EMS's Technical Manufacturing Information for the HP Products. To the extent Requirements are provided by HP, but expressly excluding any portion thereof supplied or created by EMS, and expressly excluding any portion used by EMS to create base cells or arrays, library elements, cores, test elements, kerf patterns supplied or licensed by EMS; custom cells; power distribution networks; one or more chip I/O pads, or any modification or combination of the aforesaid, such Requirements will be treated in accordance with the confidentiality agreement referenced in
                Section 18, Confidential Information.

                                   Page-23

         4.2.3 HP grants to EMS, under HP's Intellectual Property Rights, a non-exclusive, non-transferable (except as defined in section 4.5), worldwide, royalty-free license to use the Requirements to design, develop, test and manufacture the HP Products for the term of this Agreement. EMS agrees to maintain the confidentiality of the Requirements under the terms specified in Section 18 below.

         4.2.4 HP grants to EMS, under HP's Intellectual Property Rights, a non-exclusive, non-transferable (except as defined in section 4.5), worldwide, royalty-free license to manufacture, have manufactured, use, sell, or otherwise dispose of HP Products.

         4.2.5 In the event that EMS fails to deliver the HP product according to the terms of this Agreement, EMS hereby grants, within the limits of any licenses or confidentiality agreements with third parties, an automatic license to HP under EMS' Intellectual Property Rights for a non-exclusive, non-transferable, worldwide, royalty-free license to make, have made, and use the HP product for HP's sole and exclusive use. In the event that HP must use this license, EMS shall pay the reasonable NRE costs for getting the HP product designed into a third party process. The actual NRE costs paid by EMS shall be determined by good faith mutual agreement between the parties based upon EMS' milestone completion at the time of breach. In no event shall EMS pay NRE costs in excess of those NRE payments made to EMS by HP pursuant to this Agreement.

         4.2.6 In the event that EMS fails to deliver the HP product according to the terms of this Agreement and at HP's request, EMS hereby agrees to negotiate in good faith the terms of a nonexclusive, non-transferable, worldwide, royalty-bearing license to HP under EMS' Intellectual Property Rights to sell or otherwise dispose of the HP product to third parties. The license fee
                shall not exceed    **    and the royalty shall not
                exceed    **    of the unit price for each unit sold.

         4.2.7 At HP's request, EMS agrees to escrow the Design Documentation for HP's benefit and at HP's expense. The parties agree to negotiate the terms of the escrow in good faith.

           4.3 Trademark Usage. Nothing in this Agreement implies the grant of any license from one party to the other to use any Marks. Notwithstanding the foregoing, HP grants to EMS the non-exclusive, limited right to reproduce any designated HP Marks on HP Products. All HP trademark reproductions must be approved by HP and must be in accordance with HP's then current Corporate Identity Trademark booklet, a copy of which will be furnished by HP to EMS.

                                   Page-24

    4.4 Rights Not Granted. Except as expressly set forth herein, and except that an implied patent license may arise by operation of the First Sale Doctrine and/or the Doctrine of Patent Exhaustion, no license, immunity or other right is granted herein to either party whether directly or by implication, estoppel or otherwise with respect to any patent, trademark, copyright, mask work, trade secret, utility model, know-how, or other intellectual property right of the other party.

    4.5  **

5.  Order and Shipment of HP Products

    5.1 Orders. Each delivery of HP Products will be initiated by an Order issued to EMS by HP. Each Order will include: (i) unit quantity;
         (ii) unit price; (iii) shipping destination; (iv) Delivery Date; and
         (v) other instructions or requirements pertinent to the Order. Orders must specify quantities of HP Products and must meet ship pack quantity (SPQ) and minimum order quantity (MOQ) as defined in Exhibit
         H. HP may schedule regular intervals for deliveries by an appropriate Order setting forth the intervals, provided each of the interval deliveries is in a quantity that is an integer multiple of the ship pack quantity. To the extent of any inconsistency between the terms of an Order and the terms of this Agreement, the terms specified in
         this Agreement will control and take precedence.   EMS and HP will
         work together to establish the mechanics of Prototype Orders and shipments.

    5.2 Purchase and Sale of Products. HP shall purchase and EMS shall sell the HP Products pursuant to the terms of this Agreement.

    5.3 Order Acknowledgment. An Order will be deemed to have been placed as of the date of receipt of the Order by EMS. EMS will promptly review and confirm and acknowledge the receipt of an HP order in its entirety electronically or through facsimile to HP within three (3) working days, for orders within the latest accepted Forecast. Orders shall be accepted upon receipt by EMS if they meet the following criteria:

            **

            **

         5.3.1 Supply Constraint. If EMS's supply of the HP Product, Prototype and/or services ordered hereunder becomes constrained, EMS will reduce the quantities of HP Product, Prototypes and/or services to be supplied to HP in proportion to the reduction in quantities of products, prototypes and/or services of the same technology or utilizing the same manufacturing process to be supplied to satisfy others. Receipt of such allocated supply and later delivery of all undelivered ordered quantities shall constitute HP's exclusive remedy in the event of such a supply constraint EMS shall provide written notification to HP within two (2) weeks of beginning and ending a supply constraint period that effects HP Products.

                                   Page-25

         5.3.2 Upon written request from HP, EMS will arrange to have its independent auditor complete a review of relevant EMS records to determine whether EMS has complied with its obligations under this supply constraint provision. The auditor shall be subject to the terms of an EMS confidentiality agreement and shall issue a EMS confidential report to both EMS and HP. The report shall only specify whether EMS did or did not comply with its obligations and, to the extent EMS did not comply, identify the amount of HP Products, Prototype and/or services EMS should have provided to HP during the constraint. No other information will be provided in the report. For the avoidance of doubt, in no event shall the report provide, or be based upon, any information that is confidential to any third party. If EMS's independent auditor is unable to determine compliance because necessary information is restricted by third party confidentiality agreements, the report shall so state, and EMS's reporting and auditing obligations shall thereafter be deemed fully discharged. HP shall only be entitled to request an audit within thirty (30) days after EMS has invoked its rights under this supply constraint provision. The audit will be conducted at HP's expense. However, if it is determined that EMS has not complied with its obligations, then EMS shall be responsible for the costs of the audit. If an audit reveals that EMS has not complied with its obligations, then EMS shall discuss with HP the rescheduling dates for providing the quantity of Product identified by the auditor. Such compliance and correction shall be HP's sole and exclusive remedy for EMS's non-compliance with the supply constraint provisions of this Section 5.3.1.

    5.4 Emergency Orders. If HP deems it necessary, HP may order HP Products by facsimile on an emergency basis (Emergency Order) subject to the availability of such HP Products in inventory. EMS will use reasonable efforts to ship the Emergency Order to HP's stipulated destinations within forty-eight (48) hours after the receipt by EMS. HP shall be advised by EMS in advance of shipment of any additional expenses related to such emergency orders, which shall be subject to HP prior approval. EMS's fulfillment of such request shall be contingent on receiving HP's acceptance to pay the additional expenses prior to shipment.

    5.5 Forecasts. HP will provide a rolling twelve (12) month Forecast for Products, updated quarterly, of its projected quantities. The initial Forecast is provided in Exhibit I. All subsequent Forecasts shall follow this same format. EMS shall acknowledge in writing the HP Forecast within ten working days of its receipt. HP may revise any forecasts in its sole discretion and EMS shall use commercially reasonable efforts to accept such revised Forecast. EMS will accept, at a minimum, the following quantities in the HP Forecast for
         Products:

                                   Page-26

         Month 1:      **

         Month 2:      **

         Month 3:      **

         Month 4:      **

         Month 5:      **

         Month 6:      **

         Month 7 and beyond:  **

    5.6  Lead Time. Without HP's prior written consent within a twelve
         (12) month rolling Forecast, the maximum Lead Time between the date of Order placement and the Delivery Date shall in no event exceed the guidelines set forth in Exhibit E. In the event that Lead Time is shortened, EMS shall use reasonable efforts to adjust the process described above so that HP can benefit from the shortened Lead Time.

    5.7 Buffer Inventory Requirement. EMS will maintain a single buffer inventory for the HP Product, including any related to HP subcontractors authorized hereunder, at EMS's site based initially on
         an average   **   weeks worth of HP Products from the most recent
         twelve (12) month rolling Forecast accepted by EMS. Thereafter, the quantity of buffer inventory will be reviewed and mutually agreed to by both parties on a quarterly basis. If the buffer inventory associated with HP Products is depleted, and EMS has sufficient capacity to do so, EMS will replenish the depleted inventory to the
         current agreed upon level within    **    weeks.  If the parties
         cannot agree on the quantity of buffer inventory to be held, EMS will cease to maintain a buffer inventory for HP Products and deplete the existing inventory against existing Orders. EMS will rotate its supply of buffer inventory used to make the HP Product on a first in first out basis. HP agrees to purchase all remaining inventory at the expiration or early termination, for any reason, of this Agreement. The parties agree to work together to deplete inventory levels against existing Orders for HP Products by the end of each calendar year, and to replenish that inventory as soon as commercially reasonable after the start of the next calendar year.

    5.8 Order Changes. HP may decrease or cancel any Order by written notice to EMS prior to wafer start. If HP decreases or cancels an Order at or after wafer start, EMS shall be entitled to be reimbursed by HP as set forth below:

                                   Page-27

         (a)  **

         (b)  **

         HP may increase an Order subject to EMS's reasonable ability to meet the increased amount.

         5.8.1 Rescheduling. HP may request a one-time deferral of the committed Delivery Date for HP Product or services by providing written notice to EMS at least thirty (30) days in advance of the original Delivery Date. Delivery Dates can be rescheduled up to 90 days later than the original Delivery Date, but not beyond the expiration of this Agreement, with no cancellation charge imposed. However, if the rescheduled Order is subsequently deferred or cancelled, then the cancellation charges specified above will become immediately due and payable.

    5.9 Shipments. All Orders are required to be shipped complete. However, if EMS is unable to ship a complete Order, Manufacturer will give HP notice, within three (3) business days, if it knows that it cannot meet a Delivery Date or that only a portion of the HP Products will be available for shipment to meet a Delivery Date. For partial shipments, EMS will ship the available HP Products unless directed by HP to reschedule shipment.

         If EMS ships any HP Products by a method other than as specified in the corresponding Order, EMS will pay any resulting increase in the cost of freight. HP may utilize drop shipment options to any HP designated delivery destination.

         If HP designates a drop shipment location outside the country in which the Order is placed, HP agrees to pay any additional costs associated with the shipment.

   5.10 Meeting Delivery Dates. If due to EMS's failure to make a timely shipment, the specified method of transportation would not permit EMS to meet the Delivery Date, the HP Product affected will be shipped by air transportation or other expedient means acceptable to HP. EMS will pay for any resulting increase in the freight cost over that which HP would have been required to pay by the specified method of transportation.

         EMS's delivery performance shall be measured against the goal of one hundred percent (100%) On-Time Delivery. In the event that EMS fails to make an On-Time Delivery on three or more occasions per quarter, to HP or its authorized subcontractors, EMS shall submit a corrective action plan to HP upon HP's request. HP and EMS shall then meet to determine the corrective action measures which will be implemented by EMS, at EMS's request. HP will adjust reported On-Time Delivery performance data to account for HP's actions that contribute to late deliveries by EMS.

                                   Page-28

   5.11 No Advance Shipment. If HP Products are delivered more than three days in advance of the Delivery Date, HP may, at its option, either return the HP Products pursuant to Section 8 (Return of Products) below or keep the HP Products with payment due as provided in Section 6.3 (Payment Procedure) below.

   5.12 Overshipments/Undershipments/Partial Shipments. EMS shall make every reasonable attempt to ship all orders complete for the exact order quantity. If EMS ships in excess of the quantity ordered, the amount of the over shipment may, at HP's discretion, be kept by HP, with HP and EMS initiating change orders to either add a line item for the excess quantity on the Order in question or initiating a change order to net against a future order. HP, at its sole discretion, may delay processing of invoices for over shipped HP Product until the Delivery Date set forth on such future Order.

         At HP's discretion the amount in excess may be returned to EMS, pursuant to Section 8 (Return of Products), below. EMS will be responsible for freight costs for all excess quantities returned.

         If EMS under ships an Order, EMS and HP shall work together to resolve the under shipment by either initiating change orders to close the Order short or initiating change orders to reschedule the shortage quantity to a new Delivery Date. This reschedule would be considered a late shipment by EMS.

   5.13 Drop Shipments. HP may use the option to drop ship Products to any destination specified by HP.

   5.14 Title and Risk of Loss. Unless otherwise specified in writing by HP, shipments will be F.O.B. origin. If HP designates the carrier, shipments will be F.O.B. carrier, except for HP Products shipped outside the United States which will be shipped Ex Works as defined by ICC Incoterms of 1990. Title to HP Products and media ordered under this Agreement and risk of loss or damage will pass from EMS to HP upon EMS's delivery of the HP Products to the common carrier specified by HP, subject to the provisions below with respect to packing and handling.

   5.15 Packing List. Each delivery of HP Products to HP must include a packing list that contains at least:

         5.14.1  The Order number and the HP part number;

         5.14.2  The quantity of HP Products shipped; and

         5.14.3  The date of shipment.

                                   Page-29

   5.16 Packaging. EMS must preserve, package, handle, and pack all HP Products so as to protect the HP Products from loss or damage, in conformance with good commercial practice and government regulations. Special static protection must be provided for HP Products requiring such packaging.

   5.17 Responsibility for Damage. EMS will be liable for any loss or damage due to its failure to properly preserve, package, handle, or pack HP Products. HP will not be required to assert any claims for such loss or damage against the common carrier involved. Further, HP will not be liable for any loss or damage due to a release of chemicals or other hazardous materials to the environment prior to HP's actual receipt of the corresponding HP Products.

6.  Prices and Payment Terms

    6.1 HP Product Prices. EMS's prices for the HP Products are listed in Exhibit J, in U.S. currency unless otherwise stated, and may not be increased without HP's consent. The prices for HP Products will be EMS's published prices, less any applicable discounts, unless the parties agree to a price schedule for HP Products. EMS and HP agree to review HP Product prices quarterly.

    6.2 Changed Prices. If during the Term changed prices or price formulas are put in effect by mutual agreement of HP and EMS, or reduced prices or price formulas are otherwise put in effect by EMS, such prices or price formulas (if resulting in lower prices than the then current price) will apply to all Orders issued by HP after the effective date of such prices or price formulas and to all unshipped Orders; provided, however, that such prices or pricing formulas shall not apply to any unshipped orders that include order backlogs of greater
         than    **    weeks.

    6.3 Payment Procedure. Payment for HP Products will be net (30) days, after the latest of: (i) receipt by HP of an appropriate invoice from EMS; (ii) receipt by HP of the corresponding HP Products; or (iii) the Delivery Date. Except as otherwise provided in this Agreement, associated freight expenses and duties will be paid directly by HP.
         HP will not be liable for any costs related to or payments for unordered HP Products. In addition, if HP's account balance exceeds its credit limit with EMS, or becomes delinquent, EMS may stop shipments to HP or ship to HP on a prepaid basis until the account is current again.

    6.4  **

                                   Page-30

    6.5 Sales Taxes and Duties. Prices are exclusive of all taxes or duties after delivery to the common carrier at the plant of manufacture (other than taxes levied on EMS's income) that EMS may be required to collect or pay upon shipment of the HP Products. Any such taxes or duties must appear as a separate item on EMS's invoice. HP agrees to pay such taxes or duties unless HP is exempt from such taxes or duties. Where applicable, HP will provide EMS with an exemption resale certificate.

7.  Nonconforming Products

    7.1 Repair, Replacement, or Credit. Subject to the limitations in Section 12.2, HP may elect in its sole discretion, subject to the provisions of Section 8 (Return of Products) below, to return a Nonconforming Product for repair, replacement (subject to EMS's reasonable ability to repair or replace) or credit at EMS's expense. Title to returned Nonconforming Products will pass to EMS upon delivery to the carrier. EMS will return replacement or repaired HP Products as soon as possible but in no event later than ten (10) work days after receipt of the Nonconforming Product from HP, or provide credit if unable to repair or replace within this time period.

    7.2 Nonconforming Product Remedy. In the event that the HP Products are identified by HP as Nonconforming Products and are within warranty, HP will use EMS's Return Material Authorization (RMA) process to return suspected Nonconforming Products to EMS. Upon receipt of suspected Nonconforming Product, EMS agrees to retest the HP Products to determine whether HP Product is Nonconforming Product. If a no defect found situation occurs, EMS and HP will cooperate and use joint resources to find a solution to remedy the problem. When a solution is achieved, EMS and HP will use commercially reasonable efforts to incorporate the solution for all future HP Products manufactured and delivered to HP, with financial responsibility for such implementations assigned based on the level of responsibility each party has for the Nonconforming Product. In the event a solution cannot be agreed upon within 60 days from the date the HP Products are returned to EMS, both parties agree to escalate disputes to the proper level of management for resolution.

    7.3 Incremental Expenses. In addition to the remedy in Section 12, if, as a result of receiving Nonconforming Product from EMS, HP incurs non-recoverable incremental expenses directly related to EMS's Nonconforming Product, EMS and HP agree to meet, within thirty (30) days after HP identifies the non-compliance and associated expenses, to discuss with best efforts the appropriation of fault for the Nonconforming Products and fairly apportion the resulting financial liability. Any EMS sharing would take the form of an HP Product credit to HP. If EMS and HP come to any agreement, they will do so in writing signed by each party. Neither party is under any obligation unless and until an agreement is so documented.

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
         Unless HP and EMS agree otherwise, the maximum timeframe allowed for financial resolution of any agreements made between EMS and HP for liability issues shall not exceed the actual lead-time of the HP Product plus thirty (30) days from the date of such an agreement.

8.  Return of Products

    8.1 Return Materials Authorization. All HP Products returned by HP to EMS must be accompanied by a Return Materials Authorization ("RMA"). Unless further verification is reasonably required by EMS, EMS will supply an RMA within two working days of HP's request.

    8.2 Return Charges. All Nonconforming Products returned by HP to EMS, and all replacement or repaired HP Products shipped by EMS to HP to replace Nonconforming Products, will be at EMS's risk and expense, including transportation charges (round trip charges for replacement or repaired HP Products).

    8.3 Duty Regarding Nonconforming Products. EMS agrees not to represent that rejected, returned, or unpurchased HP Products are built for HP or to HP specifications.

9.  Engineering Process Or Design Changes

    9.1  Notice of Change.  Except for Safety Standard Changes, below, EMS will
         give HP    **    days notice of any proposed changes affecting
         form, fit, function, reliability, site of manufacture or part number and shall provide evaluation samples, if requested by HP, at least
            **    days prior to the first proposed shipment of any HP Products
         involving such a proposed change.   Regardless of whether HP approves
         such a proposed change, Lead Time will not be changed except as provided in Lead Time Section 5.6 above. With the exception of changes in site of manufacture, there shall be no implementation of any proposed changes without the written consent of HP, which consent shall not be unreasonably withheld.

    9.2 Proposed Changes. HP may change HP-supplied drawings, designs, or other Specifications at any time prior to manufacture of corresponding released HP Products. If any such change affects prices or delivery schedules of HP Products, an equitable adjustment will be made, provided that EMS shall make a written claim for an adjustment within
            **   from the date HP gives notice to EMS of the change.  EMS shall not be obligated to make changes until equitable adjustment is agreed upon.

    9.3 Option To Terminate. If the parties are unable to agree upon any adjustment pursuant to Section 9.2 above, HP may terminate this Agreement as to the HP Products affected and shall pay EMS NRE incurred up to the point of cancellation, on a pro-rata basis, based on the amounts set forth in Exhibit K and/or cancellation charges specified in Section 5.8.

                                   Page-32

    9.4 Safety Standard Changes. EMS will give reasonable notice to HP if any upgrade, substitution or other change to an HP Product is required to make that HP product meet applicable safety standards or other governmental statutes, orders or regulations, even those that are not defined as changes affecting form, fit, function, reliability, site of manufacture or part number.

10.  Migration To New Or Supplemental Manufacturing Process

    10.1 Migration To New Process. Other than planned process migrations, as described or outlined in Exhibit K, during the term of this Agreement, in the event that EMS decides to stop production of the manufacturing process used to manufacture HP Products ("End of Life"), EMS agrees to provide for migration of the HP Products to the new EMS process that replaces the existing process and to provide HP with one year's advance notice of EMS's intent to replace the existing process with a new process for continued manufacture of HP Product at EMS. In such event, EMS and HP will meet to discuss whether to migrate the HP Products to the new process, or continue manufacturing under the current process and maintain support stock of the HP Products for the remainder of the HP product life. Upon agreement, EMS agrees that services covered as part of EMS's standard NRE charges, as identified in Exhibit K, or those, which are substantially similar, as agreed by the parties, shall not be charged to HP for such process migration during the term of this contract period. Such services shall apply only to the migration of the existing design as described by the net list used for manufacture of the existing design, without HP modification. EMS's financial obligation with respect to NRE for such process migration shall be limited to the NRE required to perform those services. HP shall provide resources for the migration effort at a level no less than what was needed to perform HP tasks and produce HP deliverables for the existing design.

    10.2 Samples. Other than planned process migrations, as described or outlined in Exhibit K, during the initial term of this Agreement, in the event that any of the HP Products will be migrated to the new process, EMS will fabricate and deliver at no charge to HP up to
              **      samples of affected HP Product for evaluation.  For
          purposes of qualification of the HP Product, HP may request samples of one or more Prototypes at least six (6) months prior to discontinuing production with the existing process. EMS may, at a price to be negotiated, provide skew parts representing slow, fast and normal process variation.

    10.3 Performance. If Prototypes of the HP Product produced using the new process fail to meet the performance of the HP Product produced with the existing process as agreed to by the parties, EMS will continue to manufacture such HP Products using the existing process for a period of one (1) year, or as otherwise reasonably agreed, from the date the parties determine that EMS cannot produce Prototypes of such HP Product using the new process and must provide for a last time buy as provided in Section 13.

                                   Page-33

11.  Quality

    11.1 Quality Program. EMS agrees to maintain an objective quality program for all technologies it supplies to HP, or uses in connection with manufacturing of HP Products. EMS's program will be in accordance with the current revision of HP's EMS Quality System Requirements, attached as Exhibit L, and, if applicable, any additional or substitute quality requirements agreed to by the parties.

    11.2 HP's Right To Inspect. HP has the right to inspect, at EMS's plant, the HP Products and may, upon reasonable notification (minimum of 2 weeks) and justification, conduct an audit of the associated manufacturing, assembly and test processes used to produce the HP Product. The scope, duration and agenda of such audits shall be agreed to in advance by the Parties a minimum of 2 weeks prior to the audit. Information that is non-proprietary and non-confidential that is agreed upon by HP and EMS to be reasonably critical to the success of the audit shall be provided to HP a minimum of 1 week in advance. For information that is proprietary or confidential to EMS (and expressly excluding third party proprietary or confidential information, which is hereafter referred to as Third Party Information) and where such information is agreed upon by HP and EMS to be reasonably critical to the success of the audit, EMS shall provide for HP's review of such information at EMS's premises in advance of the audit. EMS personnel agreed upon to be critical to the success of the audit shall be identified in advance as part of the agenda discussions and shall be reasonably available to HP for review of relevant information during the audit. In the event that such personnel are not reasonably available, EMS shall provide a competent alternative representative. During such audits, EMS will, upon HP's request, provide HP with reasonable amounts of relevant documentation and data (and expressly excluding Third Party Information) that allows HP to evaluate EMS's compliance with its quality program. HP shall abide by EMS's site security procedures and the terms of a valid confidential disclosure agreement, or equivalent, must be in place for HP to inspect HP Product at EMS's facility or audit EMS's manufacturing, assembly and test processes used to produce the HP Product. To the extent review of Third Party Information is requested by HP in connection with an inspection, EMS shall use reasonable efforts to secure agreement from the third party for disclosure subject to appropriate confidential disclosure agreements. Notwithstanding any provision of such confidential disclosure agreement or this Agreement, HP agrees that all information that it observes during such inspection will be deemed EMS's confidential information to be protected in accordance with
          Section 19, Confidential Information. If determined as necessary by EMS, HP personnel will cooperate in receiving clean room training before entering clean rooms. HP's inspection may be for reasons reasonably related to this Agreement, including to assure EMS's compliance with HP's Specifications. HP's right of inspection will apply as well to any vendor or subcontractor of EMS, subject to vendor or subcontractor approval. EMS will inform such vendors or subcontractors of HP's right to inspect, and, if necessary, use
          reasonable efforts to secure such rights for HP     Audits must be
          mutually agreed to by the Parties.

                                   Page-34

    11.3 Device Quality. EMS will manufacture HP Product to the quality level specified in Exhibit M.

12.  Warranties

     12.1  Product Warranty.  EMS warrants that all HP Products will:

           12.1.1 Be manufactured, processed, and assembled by EMS or by third parties under EMS's direction.

           12.1.2 Conform substantially to the Specifications and other criteria referred to in this Agreement or agreed to by the parties.

           12.1.3 Be new and will contain only new HP Products, except as otherwise agreed by the parties, and except for HP Products repaired under Warranty.

           12.1.4  Be free from defects in material and workmanship.

           12.1.5 Be free and clear of all liens, encumbrances, restrictions, and other claims against title or ownership.

           12.1.6 Except for 12.1.5, the Warranty period shall be 13 months from date of shipment, inclusive of 12 months, plus 1 month acceptance period. For paragraph 12.1.5, the warranty period shall be 5 years from the date of shipment.

    12.2 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EMS MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING ANY HP PRODUCTS, OR REGARDING THEIR MERCHANTABILITY OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE. ALL PROTOTYPES ARE DELIVERED AS IS.

13.  End of Life

End of Life. In the event that EMS plans to discontinue the manufacture of any HP Product prior to the expiration of this Agreement, EMS will provide an end of life notice to HP in writing one year prior to such discontinuance of manufacture. Except in the event that EMS terminates due to breach by HP, HP has the right for one final purchase under the following terms: 1.) HP shall place the last time buy order before the expiration of six months or before the expiration date of the contract, whichever occurs earlier 2.) orders are non-cancelable 3.) requested delivery dates shall be within 1 year of the date of notice of EMS's intent to discontinue manufacture, 4.) volumes are not limited by the forecasting provisions of Section 5.5. Delivery Dates are subject to EMS's ability to manufacture the product.

                                   Page-35

14.  Intellectual Property Defense

     14.1 EMS's Indemnification. EMS agrees to indemnify HP against al attorney fees, costs, and settlement costs assessed against HP as a result of a final judgment of a court of competent jurisdiction holding that any Product sold or Service provided by EMS to HP hereunder infringes a mask work, patent or copyright or misappropriates a trade secret of a third party in any country in which EMS sells or provides similar products or services; provided that HP:

           14.1.1 promptly notifies EMS in writing, of the charge of infringement or misappropriation; and

           14.1.2 allows EMS to control and cooperates with EMS in the defense and any related settlement action; and upon the written request of EMS:

                   (a) allows EMS to modify or replace the HP Product to make it non-infringing or remove any misappropriated trade secret, or

                   (b) returns the HP Product to EMS for a credit equal to HP's purchase price for the HP Product, provided HP has followed generally accepted accounting principles. In no event will HP be required to recall the HP product from HP customers.

           14.1.3 EMS has no obligation regarding any claim of infringement to the extent such claim is based on any of the following:

                   (a)  HP's modification of a HP Product;

                   (b) the combination operation or use of a HP Product with any product, data, or apparatus that EMS did not provide;

                   (c) infringement by a non-EMS product alone, as opposed to its combination as part of a system of Products that EMS provides; or

                   (d) EMS's manufacture or modification of a Product in compliance with HP's Requirements.

    14.2 HP's Indemnification. HP agrees to indemnify EMS against all attorney fees, costs, and settlement costs resulting from a claim of infringement as described in section 14.1.3; provided that EMS:

          14.2.1 promptly notifies HP in writing, of the charge of infringement; and

                                   Page-36

          14.2.2 allows HP to control and cooperates with HP in the defense and any related settlement action.

          14.2.3 HP has no obligation regarding any claim of infringement to the extent such claim is based on any EMS process or product other than the HP Product.

    14.3 Intellectual Property Warranty. Each party warrants that it has no knowledge, that any of its Technical Manufacturing Information misappropriates any trade secrets of a third party. Each party's warranty is limited to its own Technical Manufacturing Information supplied by the warranting party to the other party hereunder, and expressly excludes any subject matter supplied by the other party.

    14.4 Entire Obligation and Exclusive Remedy. The foregoing provisions of this Section 14 state the entire obligation and exclusive remedy of EMS and HP regarding any claim of mask work, patent or copyright infringement or trade secret misappropriation relating to any Product sold or Service provided hereunder.

15.  Country of Manufacture

    15.1 Country Of Origin Certification Upon HP's request, EMS will provide HP with an appropriate certification stating the country of origin for HP Products, sufficient to satisfy the requirements of the customs authorities of the country of receipt and any applicable export licensing regulations, including those of the United States.

    15.2 Country Of Origin Marking EMS will mark each HP Product, or the container if there is no room on the HP Product, with the country of origin. Manufacturer will, in marking HP Products, comply with the requirements of the customs authorities of the country of receipt.

    15.3 Duty Drawback. If HP Products delivered under this Agreement are imported, EMS will when possible allow HP to be the importer of record. If HP is not the importer of record and Manufacturer obtains duty drawback rights to HP Products, Manufacturer will, upon HP's request, provide HP with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to HP.

16.  Governmental Compliance

    16.1 Duty To Comply. The parties agree to comply with all federal, state, local and foreign laws, rules and regulations applicable to its performance of this Agreement or to HP Products, including any approvals necessary to allow for HP's sale and customers' use of the HP Products. Without limiting the generality of the foregoing sentence, EMS represents that:

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
          16.1.1 EMS will comply with all equal employment opportunity and non-discrimination requirements prescribed by Presidential Executive Orders, including the requirements of Executive Order 11246, the Vocational Rehabilitation Act, and the Vietnam Era Veterans' Readjustment Assistance Act;

          16.1.2 Each chemical substance contained in HP Products is on the inventory of chemical substances compiled and published by the Environmental Protection Agency pursuant to the Toxic Substances Control Act;

          16.1.3 All HP Products will be Delivered to the common carrier as specified in each order in conformance with government or freight regulations and requirements applicable to chemicals; and

          16.1.4 EMS will provide complete and accurate material safety data sheets prior to shipping any HP Product.

            16.2 Procurement Regulations. For HP Products purchased under this Agreement for incorporation into products to be sold under a federal contract or subcontract, those applicable procurement regulations that are required by federal statute or regulation to be inserted in contracts or subcontracts will upon notice to EMS be deemed incorporated in this Agreement and made to apply to all Orders.

            16.3 Ozone Depleting Substances. EMS certifies that, to the best of its knowledge, no HP Product nor any component of any HP
                  Product:

                  16.3.1 Contains any "Class 1 Substance", or "Class 2 Substance", as those terms are defined in 42 USC
                          Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended; or

                  16.3.2 Has been manufactured with a process that uses any Class 1 or Class 2 Substance within the meaning of 42 USC Section 7671 and implementing regulations of the United States Environmental Protection Agency at 40 CFR Part 82, as now in existence or hereafter amended.

                                   Page-38

17.  Force Majeure Events

    17.1 Delaying Causes. Subject to the provisions of this Section, neither party will be liable for any delay in performance under this Agreement caused by any "act of God" or other cause beyond that party's control and without that party's fault or negligence (a "delaying cause"). Notwithstanding the above, neither party will be relieved of any liability for any delay or failure to perform its defense obligations with respect to third party Intellectual Property Rights or furnish remedies for Infringing Products as described in Sections 4 and 15 above, nor shall HP be relieved of its obligations for payment due EMS. Each party experiencing a delaying cause will immediately give the other notice of such delaying cause and an estimate of its duration, and the other party may act in its sole discretion to terminate this Agreement or any part hereof or suspend this Agreement in whole or in part for the duration of the delaying cause.

    17.2 Resumption Of Agreement. The parties may resume performance under this Agreement once the delaying cause ceases and extend the Term up to the length of time the delaying cause endured. Unless a party gives notice of termination as provided above within 30 days after notice of the delaying cause, that party will be deemed to have elected to suspend this Agreement for the duration of the delaying cause.

    17.3 Disaster Recovery. EMS shall put in place and submit to HP a disaster recovery plan prior to the formal award of any business. The disaster recovery plan should enable EMS to resume production of forecasted quantities within a reasonable time frame.

18.  Confidential Information

    18.1 Confidential Information. If it is necessary for the parties to exchange confidential information under this Agreement, it shall be done under the terms of the confidentiality agreement executed
          between the parties dated    **    , as may be amended from time
          to time, and which is incorporated herein by reference as Exhibit G In the event the provisions of this Agreement specified in Section 1.1, above, are incorporated as terms and conditions in any agreement contemplated therein between EMS and any HP subcontractor, a confidentiality agreement of substantially similar nature to that of Exhibit G shall be entered into between the parties to that agreement. The Confidentiality Period shall be extended until five years after the termination of this Agreement.

    18.2 Publicity. All notices to third parties and all publicity concerning the terms and conditions of this Agreement shall be jointly planned and coordinated by the parties. HP and EMS shall mutually agree upon a press release regarding the subject matter of this Agreement, and which press release shall be issued within ten (10) days following the execution of this Agreement.

                                   Page-39

    18.3 Third-Party Disclosure. The parties must mutually agree to the time and nature of any public disclosure of the Specifications. Notwithstanding the foregoing, EMS may unilaterally publicly disclose
          the Specifications upon completion of     **      under section
          3.2.3 of this Agreement. Further, EMS shall also have the right to privately disclose the Specifications to select third parties
          prior to the           **        provided such third parties
          agree to and execute a standard non-disclosure agreement relating to the Specifications.

19.  Limitation Of Liability

    19.1 UNLESS OTHERWISE STATED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OF THE OTHER ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE ABOVE, MANUFACTURER AND HP WILL BE RESPONSIBLE FOR ANY DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ARTICLES 17 OR 18 ABOVE.

    19.2 Exceptions. Any dollar limitation on liability agreed to by the parties does not apply to: (1) payments referred to in Sections 14, Intellectual Property Defense, (2) payments referred to in Section 12, Warranties (3) payments referred to in Section 7.3, Incremental Expenses and (4) damages for bodily injury (including death) and damage to real property and tangible personal property caused by either parties' negligence.

    19.3 Additional Limitations. Under no circumstances is EMS liable for any of the following: (A) third party claims against HP for losses or damages other than those above; or (B) loss of, or damage to, HP's or another parties' records or data; or (C) when the Products and/or services are used in conjunction with medical devices or nuclear materials.

20.  Escalated Dispute Resolution

The parties' Agreement Coordinators agree to negotiate in the attempt to resolve disputes regarding all material obligations specified in this Agreement before the commencement of litigation. If such negotiations and meetings do not resolve the dispute within ten days of written communication of the dispute, then each party will nominate one senior officer of the rank of Vice President for EMS and HP, or higher, as its representative. These representatives will meet within ten days of their nomination to attempt to resolve such dispute.
If the dispute is not resolved to the satisfaction of these representatives within 30 days from the date of the original communication, then either HP or EMS may terminate this Agreement in whole or in part and/or pursue all available legal remedies.

                                   Page-40

Agreement Coordinators at the time of execution of this Agreement:

Business Issues
         EMS:  Director of Worldwide Sales

Technical Issues
         EMS:  VP of Marketing and Applications

21.  Insurance Requirements

Representations. Each party will maintain adequate insurance or will be adequately self-insured in relation to its responsibilities under this Agreement.

22.  Events Of Default

    22.1 Notice Of Breach. If either party is in breach of any provision of this Agreement, the nonbreaching party may, by notice to the breaching party, except as otherwise prohibited by the United States bankruptcy laws, terminate the whole or any part of this Agreement or any Order, unless the breaching party cures the breach within 30 days after receipt of notice.

    22.2 Causes Of Breach. For purposes of Section 22.1 above, the term "breach" includes without limitation any:

          22.2.1 Proceeding, whether voluntary or involuntary, in bankruptcy or insolvency by or against a party;

          22.2.2 Appointment, with or without a parties consent, of a receiver or an assignee for the benefit of creditors;

          22.2.3 Failure by EMS to make a delivery of HP Products in accordance with the requirements of this Agreement;

          22.2.4 Failure by EMS to replace or repair Noncomplying Products in a timely manner as required by Article 9 above; or

          22.2.5 Other failure by a party to comply with any material provision of this Agreement with additional failure to provide the nonbreaching party, upon request, with reasonable assurances of future performance.

23.  Termination and Rights Upon Termination

    23.1 Outstanding Orders. All Orders issued prior to the expiration or termination of this Agreement must be fulfilled in accordance with the terms of this Agreement, even if the Delivery Dates fall are after expiration. Upon termination of this Agreement for EMS's breach, HP may cancel any outstanding Order or require Orders to be fulfilled even if a Delivery Date is after the date of termination.

                                   Page-41

    23.2 Return Of HP Property And Requirements. EMS must return all HP Property to HP upon expiration or termination. All such property must be in good condition, normal wear and tear excepted. HP will determine the manner and procedure for return. HP will bear all return freight costs if return is due to HP convenience or an uncured breach by HP. Otherwise, EMS will bear all such costs. In addition, upon termination, EMS will cease to use any Requirements provided by HP or on its behalf, and either return to HP or destroy, as directed by HP, the original and all copies of the Requirements.

    23.3 Surviving Provisions. Notwithstanding the expiration or early termination of this Agreement, the provisions regarding Warranties in
          Article 12, Intellectual Property Defense in Article 14, Confidential Information in Article 18, Limitation of Liability in Article 19, Escalated Dispute Resolution in Article 20, Insurance under Article 21, and the Miscellaneous provisions below will each survive in accordance with their terms.

    23.4 EMS Termination. If EMS terminates this Agreement or an Attachment hereto due to HP's breach under this Section 23, EMS shall be entitled to treat any or all applicable outstanding purchase orders as if cancelled by HP and HP shall pay (i) all applicable EMS procurement costs for materials purchased prior to termination notice, except to the extent that such materials may reasonably be used for other customers, (ii) the quoted price applicable for any affected Products and/or services delivered, ready for shipment, or in inventory, and (iii) NRE charges as set forth in Exhibit K. EMS's ownership, as described in section 4 will remain in effect without expiration. HP shall pay any such charges pursuant to Section 6.3.

          If EMS terminates this Agreement for any reason other than due to HP's breach under this Section 23, HP shall retain the rights provided in Section 23.5.

    23.5 HP Termination. If HP terminates this Agreement or an Attachment hereto due to EMS's breach under this Section 23, EMS will fill all applicable previously accepted purchase orders for Products, but EMS shall not be obligated to accept further applicable purchase orders after receiving notice. HP may cancel any previously accepted purchase orders. HP may procure, upon such terms and in such manner as HP reasonably deems appropriate, products similar to the HP Product as to which this Agreement is terminated. EMS agrees to
          reimburse HP upon demand for   additional costs incurred by HP in
          purchasing, qualifying and testing such similar products pursuant to
          Section 4.2.5. In no event, shall EMS pay mutually agreed upon NRE costs in excess of those NRE payments made to EMS by HP. EMS further agrees to continue the performance of this Agreement to the extent not terminated under the provisions of this Section.

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
          EMS also agrees to provide all Deliverables, in their then current state, as defined in section 23.6 below and provide continuing IP rights as defined in this document for HP's exclusive use during the life of the HP Product. HP's ownership, as described in Section 4 and for HP's exclusive use will remain in effect without expiration

          If HP terminates this Agreement for any reason other than due to EMS's breach under this Section 23, EMS shall retain the rights provided in Section 23.4. HP will pay EMS for actual NRE charges incurred by EMS, not to exceed NRE charges defined in Exhibit K.

    23.6 Transfer Of Deliverables. EMS acknowledges that, upon termination of this Agreement, all Deliverables designed, developed or manufactured under this Agreement, but not delivered as of the effective date of termination, and belonging exclusively to HP must be transferred to HP within 30 days after the effective date of termination, except as required by surviving provisions. HP acknowledges that, upon termination of this Agreement, all Deliverables belonging to EMS and still in the possession of HP and not returned to EMS as of the effective date of termination must be transferred to EMS within 30 days after the effective date of termination, except as required by surviving provisions. Payments due EMS for the Deliverables will be subject to the terms of Section 6.3. Unless otherwise mutually agreed, or as defined herein, any licenses granted by either party to the other with respect to the Deliverables will terminate upon the effective date of termination of this Agreement.

24.  Miscellaneous

    24.1 Notices. All notices to be given under this Agreement must be in writing addressed to the receiving party's designated Agreement Coordinator. Notices are validly given upon the earlier of confirmed receipt by the receiving party or three days or seven days, for international notices after dispatch by courier or certified mail, postage prepaid, properly addressed to the receiving party. Notices may also be delivered by telefax and will be validly given upon oral or written confirmation of receipt. Either party may change its address for purposes of notice by giving notice to the other party in accordance with these provisions.

    24.2 Finacial Statements: EMS shall provide to HP, EMS's finacial statements upon HP's request.

    24.3 Exhibits. Each Exhibit attached to this Agreement is deemed a part of this Agreement and incorporated herein wherever reference to it is made.

    24.4 Independent Contractors. The relationship of the parties established under this Agreement is that of independent contractors and neither party is a partner, employee, agent or joint venturer of or with the other.

                                   Page-43

    24.5 Assignment. Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned, transferred or shared by either party without the other party's prior written consent, and any attempted assignment or transfer is void, except for payments due EMS and change of ownership as defined in section 4.5. Any merger, consolidation, reorganization, transfer of substantially all assets of a party, or other change in control or ownership will be considered an assignment for the purposes of this Agreement, unless the surviving entity is a wholly owned subsidiary of a party. This Agreement will be binding on the successors and permitted assignees of the parties and the name of the party appearing herein will be deemed to include the names of such party's successors or permitted assigns to the extent necessary to carry out the intent of this Agreement.

    24.6 No Waiver. The waiver of any term, condition, or provision of this Agreement must be in writing and signed by an authorized representative of the waiving party. Any such waiver will not be construed as a waiver of any other term, condition, or provision except as provided in writing, nor as a waiver of any subsequent breach of the same term, condition, or provision.

    24.7 Reference To Days. All references in this Agreement to "days" will, unless otherwise specified herein, mean calendar days.

    24.8 Headings. The Section headings used in this Agreement are for convenience of reference only. They will not limit or extend the meaning of any provision of this Agreement, and will not be relevant in interpreting any provision of this Agreement.

    24.9 No Publication. Neither party may publicize or disclose to any third party, without the written consent of the other party, the terms of this Agreement. Without limiting the generality of the foregoing sentence, no press releases may be made without the mutual written consent of each party.

   24.10 Severability. If any provision in this Agreement is held invalid or unenforceable by a body of competent jurisdiction, such provision will be construed, limited or, if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability. The parties agree to negotiate in good faith a valid, enforceable substitute provision that most nearly effects the parties' original intent in entering into this Agreement or to provide an equitable adjustment in the event no such provision can be added. The other provisions of this Agreement will remain in full force and effect.

                                   Page-44

   24.11 Entire Agreement. This Agreement comprises the entire understanding between the parties with respect to its subject matters and supersedes any previous communications, representations, or agreements, whether oral or written. For purposes of construction, this Agreement will be deemed to have been drafted by both parties. No modification of this Agreement will be binding on either party unless in writing and signed by an authorized representative of each party.

   24.12 Governing Law. This Agreement will be governed in all respects by the laws of New York without reference to any choice of laws provisions. Both parties agree to waive their right to a jury trial in any dispute arising out of this Agreement and agree any action concerning this Agreement shall be brought in a court of competent jurisdiction in the State of New York. The prevailing party in any legal action hereunder shall be entitled to reimbursement by the other party for its expenses, including without limitation, reasonable attorney's fees.

   24.13 Non-Restrictive Agreement. Each party agrees that this Agreement will not restrict the right of either party to enter into agreements with other parties for same or similar work, or to make, have made, use, sell, buy, develop, market or otherwise transfer any products or services, now or in the future, so long as confidential information is not disclosed. EMS shall not sell, market or otherwise transfer to any third party any HP Products using the trademark or trade name of HP without prior written consent.

   24.14 UN Convention on Contracts. The UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

AGREED AND APPROVED:


EMS                                HEWLETT-PACKARD COMPANY


By: /S/ L.David Sikes              By: **
   ----------------------             ------------------------
Name:  L. David Sikes              Name: **
Title:  President                  Title:  **


By: /S/ Craig W. Rhodine           By: **
   ----------------------             ------------------------
Name:  Craig W. Rhodine            Name: **
Title: VP/General Manager          Title:  **

                                   Page-45

                                   EXHIBIT A

                             Product Description


                                        **

                                   Page-46

                                   EXHIBIT B

                             Eligible Purchasers


                                        **

                                   Page-47

                                   EXHIBIT C

                            Agreement Coordinators


The parties designate the following persons as their Agreement Coordinators.

HP:  **

MANUFACTURER:           **
                        **

Unless otherwise agreed by the parties, notices concerning this Agreement will be provided to the appropriate Agreement Coordinator and addressed as follows:

HEWLETT-PACKARD COMPANY

**
Phone:
Fax:

MANUFACTURER
Enhanced Memory Systems, Inc.
1850 Ramtron Drive
Colorado Springs, CO  80921
Attn:  Director of Worldwide Sales
Phone:  1-719-481-7000
Fax:  1-719-488-9095

                                   Page-48

                                   EXHIBIT D

                        Deliverables, Delivery Schedule

                                      **

                                   Page-49

                                  EXHIBIT E

                                  Lead Time

                                     **

                                   Page-50

                                   EXHIBIT F

                              Statement of Work


4.1 STATEMENT OF WORK


         **


                                   Page-51

                                   EXHIBIT G

                       CONFIDENTIAL DISCLOSURE AGREEMENT

In order to protect certain confidential information, HP and the Participant identified below, agree to the following:

1. Definitions. A Discloser is a party disclosing confidential information. A Recipient is a party receiving disclosed confidential information. An Associate is a subsidiary, parent or corporate affiliate of Recipient, or a third party contractually bound to Recipient in accord with this Agreement.

2. Agreement Coordinator. Each party designates the following person, if any, as its Agreement Coordinator for coordinating the disclosure or receipt of confidential information:

    **
    Participant:  Craig Taylor  phone  719-481-7023

3.  HP Confidential Information.

    (a) Confidential information, if any, disclosed by HP is described as product design; proto/mfg schedules; introduction timelines; performance specifications and requirements.--------------- ----------------------------- (be specific; write "none" or leave blank if nothing confidential is disclosed).

    (b) and may be used by the Recipient and its Associates, if any, only for the following purpose and subject to the obligations under Section 5: product design; technology roadmaps; time to market schedules.------- -------------------------------------- (for example, "developing future products", "evaluation for possible licensing", "providing user support for product xyz", integration of products abc with xyz", or "any purpose").

4.  Participant Confidential Information.

    (a) Confidential Information, if any, disclosed by Participant is described as EMS and subcontractor design documentation; delivery schedules; intellectual property; mask works; technical manufacturing information; and product topography. -------------------------------
         ------------- (be specific; write "none" or leave blank if nothing confidential is disclosed).

    (b) and may be used by the Recipient and its Associates, if any, only for the following purpose and subject to the obligations under Section 5; to support HP product design; technology roadmaps; time to market schedules. --------------------------------------------- (for
         example, "developing future products", "evaluation for possible licensing", "providing user support for product xyz", integration of products abc with xyz", or "any purpose").

                                   Page-52

5.  Recipient's Obligations.

    (a) Recipient will protect, and will ensure its participating Associates will protect, the disclosed confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of the confidential information as Recipient uses to protect its own confidential information of a like nature. Recipient may reassign its employees. Recipient will provide reasonable prior notice to Discloser if Recipient is required to disclose the confidential information under operation of law.

    (b)  Recipient will comply with all applicable export laws.

6. Disclosure and Protection Periods. The Disclosure Period and the Protection Period start on the Begin Disclosure Date unless a different start date is specified. Recipient's obligations under Section 5(a) only apply to confidential information disclosed during the Disclosure Period. Recipient's obligations under Section 5(a) stop at the end of the Protection Period. The Disclosure Period will be one month, and the Protection Period will be six months, if not specified below.

The Begin Disclosure Date is   **   (for example, the date confidential
information is first disclosed)

The Disclosure Period ends on the following date or at the end of the
following time period:   **   (specify a date or a time period, for example,
soon after the confidential information is last disclosed and preferably less than one year from the Begin Disclosure Date.)

The Protection Period ends on the following date or at the end of the
following time period:   **   (specify a date or time period, for example, soon
after the confidential information is to become public, preferably less than three years from the Begin Disclosure Date).

7. Marking. Recipient's obligations under this Agreement extend only to confidential information that is

    (a)  itemized in Section 3(a) or 4(a); or

    (b)  both described generally in Section 3(a) or 4(a) and

         (i) marked at the time of disclosure to show its confidential nature, or
        (ii) unmarked (for example, orally or visually disclosed) but treated as confidential at the time of disclosure, and designated to show its confidential nature in a written message sent to Recipient's Agreement Coordinator within thirty days after disclosure, summarizing the disclosed confidential information sufficiently for identification.

                                   Page-53

8. Exclusions. This Agreement imposes no obligation upon Recipient with respect to information that (a) was in Recipient's possession before receipt from Discloser, (b) is or becomes publicly known without breach by Recipient,
(c) is rightfully received by Recipient from a third party without a duty of confidentiality, (d) is disclosed by Discloser to a third party without a duty of confidentially on the third party, (e) is independently developed or learned by Recipient or (f) is disclosed by Recipient with Discloser's prior written approval.

9.  Residuals.

    (a) Recipient and its Associates, if any, may use and disclose any Residuals for any purpose, except that no license to any Discloser patent or copyright is granted under this Section 9. Residuals means disclosed confidential information remembered by those individuals within the scope of Recipient's obligations under this Agreement who no longer have access to the disclosed confidential information. However, Residuals does not include any detailed financial or personnel data, or the identity of the Discloser.

    (b)  If initialed here by both parties, then Section 9(a) does not apply.

            HP   **       Participant  CT

10. Choice of Law. Without regard to choice of law provisions, this Agreement is governed and will be construed in accordance with the laws of the State of New York and the USA.

11. Warranty. Each Discloser warrants that it has the right to make the disclosures under this Agreement. Each Recipient warrants that its participating Associates will protect disclosed confidential information in accordance with the terms of this Agreement. NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT, ANY CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS AGREEMENT IS PROVIDED "AS IS."

12. Miscellaneous. Neither party acquires any intellectual property rights under this Agreement except the rights granted in Section 3, 4 and 9. This Agreement imposes no obligation on either party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products. This Agreement does not create any agency or partnership relationship. All additions or modifications to this Agreement must be made in writing and must be signed by both parties. This Agreement may be signed in duplicate originals, or in separate counterparts, which are effective as if the parties signed a single original. A facsimile of an original signature transmitted to the other party is effective as if the original was sent to the other party.

HEWLETT-PACKARD                                PARTICIPANT

**                                       Enhanced Memory Systems
                                         1850 Ramtron Drive
                                         Colorado Springs, CO 80921

                                         By:  /S/ Craig Taylor
                                         Name:  Craig Taylor
                                         Title:  Director of Worldwide Sales

                                   Page-54

                                   EXHIBIT H

                                 Order Quantity

               Minimum Order Quantity (MOQ)/Ship Pack Quantity (SPQ)


                                       **

                                   Page-55

                                   EXHIBIT I

                                   Forecasts


HP's Initial Forecast is as follows:


         **

                                   Page-56

                                   EXHIBIT J

                    PRICE (Based on Average Monthly Shipments)

         **

                                   Page-57

                                   EXHIBIT K

                                  NRE CHARGES

         **


                                   Page-58

                                   EXHIBIT L

                Hewlett-Packard Supplier Quality System Requirements


         **

                                   Page-59

                                   EXHIBIT M

                          Device Quality and Reliability


         **

                                   Page-60